DATE: May 3, 2018

XENIA HOTELS & RESORTS REPORTS FIRST QUARTER 2018 RESULTS
Orlando, FL – May 3, 2018 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended March 31, 2018.
First Quarter 2018 Highlights

▪	Net Income: Net income attributable to common stockholders was $55.7 million and net income per diluted share was $0.52, including a $42.3 million gain on sale of investment properties.

▪
Same-Property RevPAR: Same-Property RevPAR decreased 2.8% compared to the first quarter of 2017 to $159.47, as occupancy decreased 60 basis points and ADR decreased 2.0%. The Company estimates disruption due to renovations negatively impacted Same-Property RevPAR by approximately 215 basis points during the first quarter.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 29.9%, a decrease of 73 basis points compared to the first quarter of 2017.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was $158.81, 7.9% higher than in the first quarter of 2017 due to improvements in portfolio composition.

▪
Adjusted EBITDAre: Adjusted EBITDAre increased $14.6 million to $73.7 million, an increase of 24.7% compared to the first quarter of 2017, due largely to portfolio acquisitions and corresponding seasonality changes.

▪	Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $0.53, an increase of 20.5% compared to the first quarter of 2017.

▪	Disposition Activity: As previously announced, the Company completed the sale of the leasehold interest in Aston Waikiki Beach Hotel for $200 million, resulting in a gain of $42.3 million.

▪	Financing Activity: The Company amended, restated, and upsized its senior unsecured revolving credit facility and obtained a new $65 million mortgage loan.

▪	Dividends: The Company declared its first quarter dividend of $0.275 per share to common stockholders of record on March 30, 2018.
“Our first quarter performance exceeded our outlook as results in March were stronger than anticipated,” commented Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. “Given the fact that seven hotels, representing nearly 15% of our total room count, were impacted by significant renovations during the quarter, we were pleased with our modest Same-Property RevPAR decline of 2.8% and Same-Property Hotel EBITDA Margin decrease of 73 basis points, particularly in light of the lingering impact of the natural disasters in Key West, Napa and Santa Barbara, and a difficult comparison to the first quarter of last year."
"It should be noted that our current Same-Property Portfolio performed exceedingly well during the first quarter in 2017 as RevPAR increased by 4.3% and Hotel EBITDA Margin increased by 156 basis points last year, aided by non-recurring events such as the Super Bowl in Houston and the presidential inauguration. While results in markets like Houston, Washington, D.C., and several smaller markets were challenged as a result of these factors, we were pleased with our performance in markets that did not suffer from these temporary anomalies, with our hotels in Orlando, Phoenix, Boston, Santa Clara, Atlanta, Philadelphia, San Diego, and Salt Lake City performing particularly well. Additionally, our portfolio performance in April was encouraging, as Same-Property RevPAR for the month increased approximately 6%."
"We remain excited about the results of our portfolio improvements, a process we continued during the quarter through the completion of a number of impactful rooms and food and beverage outlet renovations, and the closing of the sale of Aston Waikiki Beach Hotel,” Mr. Verbaas continued. “Our Total Portfolio RevPAR was 7.9% higher in the first quarter than during the same period last year, a clear indication of the quality improvement we have been able to achieve within the portfolio while maintaining a strong and flexible balance sheet. While the renovations we completed during and subsequent to the first quarter impacted our results during this period, we have positioned our portfolio well for future growth.”
Operating Results
The Company’s results include the following:

	Three Months Ended March 31,
	2018	2017	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders	$55,656	$8,113	586.0%
Net income per share available to common stockholders	$0.52	$0.07	642.9%

Same-Property Number of Hotels	38	38	—
Same-Property Number of Rooms	10,852	10,896	(44)
Same-Property Occupancy(1)	74.1%	74.7%	(60	) bps
Same-Property Average Daily Rate(1)	$215.24	$219.55	(2.0)%
Same-Property RevPAR(1)	$159.47	$164.06	(2.8)%
Same-Property Hotel EBITDA(1)(2)	$76,760	$80,280	(4.4)%
Same-Property Hotel EBITDA Margin(1)(2)	29.9%	30.7%	(73	) bps

Total Portfolio Number of Hotels(3)	38	42	(4)
Total Portfolio Number of Rooms(3)	10,852	10,902	(50)
Total Portfolio RevPAR(4)	$158.81	$147.14	7.9%

Adjusted EBITDAre(2)	$73,735	$59,107	24.7%
Adjusted FFO(2)	$56,187	$47,603	18.0%
Adjusted FFO per diluted share	$0.53	$0.44	20.5%

(1)
"Same-Property” includes all hotels owned as of March 31, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(3)	As of end of periods presented.

(4)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.

Transactions
As previously announced, the Company completed the sale of its leasehold interest in the 645-room Aston Waikiki Beach Hotel in Oahu, Hawaii for a sale price of $200 million, resulting in a gain of $42.3 million.
Financings and Balance Sheet
As previously announced, in January, the Company successfully amended, restated, and upsized its senior unsecured revolving credit facility ("Credit Facility"). The Credit Facility was increased from $400 million to $500 million and the maturity was extended three years to February 2022, with two additional six-month extension options. The Credit Facility’s interest rate is now based on a pricing grid with a range of 150 to 225 basis points over LIBOR as determined by the Company’s leverage ratio, a reduction from the previous pricing grid which ranged from 150 to 245 basis points over LIBOR.
Additionally during the quarter, the Company obtained a new $65 million mortgage loan collateralized by The Ritz-Carlton, Pentagon City. The loan bears an interest rate of LIBOR plus 210 basis points and matures in January 2025. The Company used a portion of the loan proceeds to pay off the $18 million mortgage loan collateralized by Hotel Monaco Chicago.
As of March 31, 2018, the Company had total outstanding debt of $1.3 billion with a weighted average interest rate of 3.83%, with over 70% of its debt fixed or hedged to fixed. In addition, the Company had $255.5 million of cash and cash equivalents, and full availability on its Credit Facility. Total net debt to trailing twelve month Corporate EBITDA (as defined in Section 1.01 of the Company's unsecured credit facility) was 3.7x.
Subsequent to quarter end, the Company paid off the $21.5 million mortgage loan collateralized by Andaz Savannah and the $41.0 million mortgage loan collateralized by Hotel Monaco Denver.
Capital Expenditures
During the first quarter of 2018, the Company invested $24 million in its portfolio. The majority of these projects were complete renovations of guestrooms, guest corridors, and bathrooms including the conversion of a large number of bathtubs to walk-in showers in order to improve each hotel’s competitive position within its market.
In a typical guestroom and guest corridor renovation, the Company replaces carpet and base, wall vinyl and paint, window treatments, artwork and mirrors, and decorative lighting. Additionally, the Company replaces or refinishes upholstered seating, headboards, nightstands, desks, consoles and dressers, and tables. In a typical guest bathroom renovation, the Company replaces vanities, wall coverings, mirrors, sliding door systems, and accessories and amenities.
The following renovations were completed or substantially completed during the quarter:

•
Lorien Hotel & Spa - Renovation of all guestrooms and guest corridors, including new mattresses. The renovation included minor updates to the bathrooms of which 80% have walk-in showers.  This renovation was completed in February.

•
Marriott San Francisco Airport Waterfront - Lobby and great room renovation including redevelopment of the lobby bar, replacement of all flooring surfaces, and new furniture with additional seating options. This project was completed in February.

•
Hotel Monaco Denver - Renovation of all guestrooms, guest corridors, and bathrooms, bathtub to shower conversions in 75% of the guestrooms, new mattresses, headboards, new TVs, and RFID door locks.  This renovation was completed in March.

•
Residence Inn Denver City Center - Renovation of all guestrooms, guest corridors, and bathrooms, bathtub to shower conversions in approximately half of the guestrooms, new TVs, upgraded kitchen appliances and cabinets, and new mattresses. This renovation was completed in March.

•
Hilton Garden Inn Washington DC - Renovation of all guestrooms, guest corridors, and bathrooms, bathtub to shower conversions in 70% of the guestrooms, new mattresses, and new RFID door locks.  This renovation was completed in March.

•
Marriott Chicago at Medical District/UIC - Renovation of all guestrooms, guest corridors, and bathrooms, bathtub to shower conversions in over 80% of the guestrooms, upgraded closets, new TVs, and RFID door locks.  This renovation was completed in March.

•
Andaz Savannah - Renovation of all guestrooms including new under counter refrigerators, new TVs, and new mattresses.  The renovation included minor updates to the bathrooms of which 100% have walk-in showers. This renovation was completed in April.

•
Hotel Monaco Chicago - Complete renovation of the restaurant and bar, including a new layout, which allows for the addition of meeting and flexible prefunction space, and reconcepting to Fisk & Co. This renovation and reconcepting was completed in April.

•
RiverPlace Hotel - Renovation of bar area and increased seating, with renovation of the restaurant allowing for a social catering space and new fitness room, and reconcepting to King Tide Fish & Shell. This project was completed in April.

•
Westin Galleria Houston - Transformation of the 24th floor at the Westin Galleria Houston, including the creation of a concierge lounge and fitness center. This project was substantially complete in April.

•
Westin Oaks Houston - Renovation of all guestrooms, guest corridors, and bathrooms, bathtub to shower conversions in 75% of the guestrooms, new mattresses, new TVs, new amenity cabinets with under counter refrigerators, the conversion of all double queen-bedded rooms to double kings, and the transformation of 16 large guestrooms into one-bedroom suites.  This project is expected to conclude in May.

"We are pleased with the renovation progress we have made across the portfolio this year and look forward to completing the remainder of our scheduled projects as the year progresses. Our guestroom renovations at Marriott Dallas City Center and Hyatt Regency Grand Cypress are on-track to begin this summer, and we have made substantial progress in the planning and design of the new ballroom at Grand Cypress as well. We remain confident that we made a prudent decision to accelerate several renovation projects into 2017 and 2018," commented Mr. Verbaas. "We strongly believe each of these strategic renovations will position our hotels to combat new supply and compete very effectively in their respective markets. We anticipate significant performance improvements from our guestroom renovations in particular and anticipate differentiated growth in 2019 and beyond."
Capital Markets
During the quarter, the Company entered into an "At the Market" ("ATM") program pursuant to an Equity Distribution Agreement ("ATM Agreement") with Wells Fargo Securities, LLC, Robert W. Baird & Co. Incorporated, Jefferies LLC, KeyBanc Capital Markets, Inc., and Raymond James & Associates, Inc. Under the ATM Agreement, the Company is authorized to issue common stock having an aggregate offering amount of up to $200 million.
During the first quarter, the Company did not issue any shares under its ATM program and did not repurchase any shares under its existing share repurchase authorization.

2018 Outlook and Guidance
The Company's outlook for 2018 is based on the current economic environment, incorporates all expected renovation disruption, and assumes no acquisitions, dispositions, equity offerings, or share repurchases. Same-Property RevPAR change includes all 38 hotels owned as of May 3, 2018.

	2018 Guidance		Variance to Prior Guidance
	Low End	High End	Low End	High End
	($ amounts in millions, except per share data)
Net Income	$105	$115	$47	$43
Same-Property RevPAR Change	0.50%	2.00%	0.50%	—%
Adjusted EBITDAre(1)	$286	$296	$5	$1
Adjusted FFO	$228	$238	$6	$2
Adjusted FFO per Diluted Share	$2.13	$2.23	$0.05	$0.02
Capital Expenditures	$115	$135	$—	$—
(1) Company previously provided Adjusted EBITDA guidance for the year. There is no difference between the Company's calculation of Adjusted EBITDA and Adjusted EBITDAre, as further described on page 10.
Additional guidance details:

•	Disruption due to renovations is expected to negatively impact Same-Property RevPAR Change by approximately 75 basis points.

•	General and administrative expense of $21 million to $23 million, excluding non-cash share-based compensation.

•	Interest expense of $50 million to $52 million, excluding non-cash loan related costs.

•	Income tax expense of $6 million to $8 million.
First Quarter 2018 Earnings Call
The Company will conduct its quarterly conference call on Thursday, May 3, 2018 at 1:00 PM eastern time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service and lifestyle hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 38 hotels, including 36 wholly owned hotels, comprising 10,852 rooms, across 17 states and the District of Columbia. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott®, Hyatt®, Kimpton®, Fairmont®, Hilton®, and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, and Davidson Hotels & Resorts. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Net Income, Adjusted EBITDAre, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured or underinsured losses, including those relating to natural disasters or terrorism, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, (xiv) the impact of changes in the tax code as a result of recent U.S. federal income tax reform and uncertainty as to how some of those changes may be applied, and (xv) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Xenia Investor Relations website. While not all of the information that the Company posts to the Xenia Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Lisa Ramey, Vice President - Finance, Xenia Hotels & Resorts, (407) 246-8111
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Balance Sheets
As of March 31, 2018 and December 31, 2017

($ amounts in thousands, except per share data)

	March 31, 2018	December 31, 2017
Assets	(Unaudited)	(Audited)
Investment properties:
Land	$440,930	$440,930
Buildings and other improvements	2,909,166	2,878,375
Total	$3,350,096	$3,319,305
Less: accumulated depreciation	(666,116)	(628,450)
Net investment properties	$2,683,980	$2,690,855
Cash and cash equivalents	255,513	71,884
Restricted cash and escrows	62,320	58,520
Accounts and rents receivable, net of allowance for doubtful accounts	49,483	35,865
Intangible assets, net of accumulated amortization	67,076	68,000
Other assets	49,155	37,512
Assets held for sale	—	152,672
Total assets (including $69,284 and $70,269, respectively, related to consolidated variable interest entities)	$3,167,527	$3,115,308
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,328,086	$1,322,593
Accounts payable and accrued expenses	79,820	77,005
Distributions payable	29,906	29,930
Other liabilities	47,278	40,694
Total liabilities (including $46,050 and $46,637, respectively, related to consolidated variable interest entities)	$1,485,090	$1,470,222
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 106,839,289 and 106,735,336 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	1,069	1,068
Additional paid in capital	1,923,768	1,924,124
Accumulated other comprehensive income	19,203	10,677
Accumulated distributions in excess of net earnings	(294,766)	(320,964)
Total Company stockholders' equity	$1,649,274	$1,614,905
Non-controlling interests	33,163	30,181
Total equity	$1,682,437	$1,645,086
Total liabilities and equity	$3,167,527	$3,115,308

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three Months Ended March 31, 2018 and 2017
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Revenues:
Rooms revenues	$162,582	$144,451
Food and beverage revenues	86,415	61,825
Other revenues	15,501	12,184
Total revenues	$264,498	$218,460
Expenses:
Rooms expenses	39,044	33,630
Food and beverage expenses	52,975	39,184
Other direct expenses	4,474	3,007
Other indirect expenses	63,326	53,272
Management and franchise fees	11,560	11,378
Total hotel operating expenses	$171,379	$140,471
Depreciation and amortization	38,801	36,478
Real estate taxes, personal property taxes and insurance	11,859	11,360
Ground lease expense	1,565	1,376
General and administrative expenses	8,060	8,384
Total expenses	$231,664	$198,069
Operating income	$32,834	$20,391
Gain on sale of investment properties	42,284	—
Other income	387	152
Interest expense	(13,717)	(10,150)
Loss on extinguishment of debt	(81)	—
Net income before income taxes	$61,707	$10,393
Income tax expense	(4,664)	(2,166)
Net income	$57,043	$8,227
Non-controlling interests in consolidated real estate entities	179	72
Non-controlling interests of common units in Operating Partnership	(1,566)	(186)
Net income attributable to non-controlling interests	$(1,387)	$(114)
Net income attributable to common stockholders	$55,656	$8,113

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three Months Ended March 31, 2018 and 2017
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Basic and diluted earnings per share
Net income per share available to common stockholders - basic and diluted	$0.52	$0.07
Weighted average number of common shares (basic)	106,792,350	106,844,272
Weighted average number of common shares (diluted)	107,010,343	107,061,056

Comprehensive Income:
Net income	$57,043	$8,227
Other comprehensive income:
Unrealized gain on interest rate derivative instruments	8,816	1,143
Reclassification adjustment for amounts recognized in net income (interest expense)	(54)	812
	$65,805	$10,182
Comprehensive (income) loss attributable to non-controlling interests:
Non-controlling interests in consolidated real estate entities	179	72
Non-controlling interests of common units in Operating Partnership	(1,802)	(225)
Comprehensive income attributable to non-controlling interests	$(1,623)	$(153)
Comprehensive income attributable to the Company	$64,182	$10,029

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization, as well as similar adjustments for unconsolidated partnership and joint ventures. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
We then calculate EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"), which we adopted on January 1, 2018. Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains/losses on change of control, plus impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of the depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
We further adjust EBITDAre to exclude the non-controlling interest in consolidated entities other than our Operating Partnership units because our Operating Partnership units may be redeemed for common stock. We believe it is meaningful for the investor to understand Adjusted EBITDAre attributable to all common stock and Operating Partnership unit holders. We also adjust EBITDAre for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, the cumulative effect of changes in accounting principles, and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. We believe Adjusted EBITDAre attributable to common stock and units holders provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Prior to the adoption of EBITDAre on January 1, 2018, we historically presented EBITDA attributable to common stock and unit holders, which excluded depreciation expense related to corporate level assets and the allocation of EBITDA to noncontrolling interests in our consolidated investments in real estate entities.  In order to calculate EBITDAre in accordance with Nareit's definition, these adjustments are now made to derive Adjusted EBITDAre.  Therefore, there were no retrospective changes to Adjusted EBITDA as historically presented upon conversion to Adjusted EBITDAre.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides the investor a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.
As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to all common stock and Operating Partnership units.
The Company further adjusts FFO for certain additional items that are not in Nareit’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of debt origination costs and share-based compensation, and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO for the respective period by the diluted weighted average number of shares of common stock for the corresponding period.  The Company’s diluted weighted average number of common shares outstanding is calculated by taking the weighted average of the common stock outstanding for the respective period plus the effect of any dilutive securities.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three Months Ended March 31, 2018 and 2017
(Unaudited)
($ amounts in thousands)

	Three Months Ended March 31,
	2018	2017
Net income	$57,043	$8,227
Adjustments:
Interest expense	13,717	10,150
Income tax expense	4,664	2,166
Depreciation and amortization related to investment properties	38,801	36,478
EBITDA	$114,225	$57,021
Gain on sale of investment property	(42,284)	—
EBITDAre	$71,941	$57,021

Reconciliation to Adjusted EBITDAre
Non-controlling interests in consolidated real estate entities	179	72
Adjustments related to non-controlling interests in consolidated real estate entities	(342)	(322)
Depreciation and amortization related to corporate assets	(104)	(120)
Loss on extinguishment of debt	81	—
Acquisition transaction costs	—	6
Amortization of share-based compensation expense	2,070	2,230
Amortization of above and below market ground leases and straight-line rent expense	115	220
Other non-recurring expenses	(205)	—
Adjusted EBITDAre attributable to common stock and unit holders	$73,735	$59,107
Corporate-level costs and expenses	6,551	6,631
Income from sold properties	(3,526)	(7,341)
Pro forma hotel level adjustments, net(1)	—	22,547
Other reimbursements	—	(664)
Same-Property Hotel EBITDA attributable to common stock and unit holders(2)	$76,760	$80,280
(1) Adjusted to include the results of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City for periods prior to Company ownership, and to exclude the NOI guaranty payment at Andaz San Diego.
(2) See the reconciliation of Total Revenues and Total Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the three months ended March 31, 2018 on page 16.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three Months Ended March 31, 2018 and 2017
(Unaudited)
($ amounts in thousands)

	Three Months Ended March 31,
	2018	2017
Net income	$57,043	$8,227
Adjustments:
Depreciation and amortization related to investment properties	38,697	36,358
Gain on sale of investment property	(42,284)	—
Non-controlling interests in consolidated real estate entities	179	72
Adjustments related to non-controlling interests in consolidated real estate entities	(226)	(225)
FFO attributable to common stock and unit holders	$53,409	$44,432
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	81	—
Acquisition transaction costs	—	6
Loan related costs, net of adjustment related to non-controlling interests(1)	717	715
Amortization of share-based compensation expense	2,070	2,230
Amortization of above and below market ground leases and straight-line rent expense	115	220
Other non-recurring expenses	(205)	—
Adjusted FFO attributable to common stock and unit holders	$56,187	$47,603

(1)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDAre
for Current Full Year 2018 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$110
Adjustments:
Interest expense	55
Income tax expense	7
Depreciation and amortization related to investment properties	153
EBITDA	$325
(Gain) loss on sale of investment property	(42)
EBITDAre	$283
Adjustments related to non-controlling interests	(2)
Amortization of share-based compensation expense	9
Other(1)	1
Adjusted EBITDAre	$291

(1) Includes amortization of above and below market ground leases and straight-line rent and loss on extinguishment of debt.

Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2018 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$110
Adjustments:
Depreciation and amortization related to investment properties	153
(Gain) loss on sale of investment property	(42)
Adjustments related to non-controlling interests	(1)
FFO	$220
Amortization of share-based compensation expense	9
Other(2)	4
Adjusted FFO	$233

(2) Includes amortization of above and below market ground leases and straight-line rent, loss on extinguishment of debt, and loan related costs.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Initial Maturity Date	Fully Extended Maturity Date(2)	Outstanding as of March 31, 2018

Hotel Monaco Denver(3)	Fixed(4)	2.98%		January 2019	January 2020	$41,000
Andaz Napa	Fixed(4)	2.99%		March 2019	March 2020	38,000
Marriott Charleston Town Center	Fixed	3.85%		July 2020	July 2020	15,778
Grand Bohemian Hotel Charleston (VIE)	Variable	4.38%		November 2020	November 2020	18,878
Loews New Orleans Hotel	Variable	4.23%		February 2019	November 2020	37,500
Grand Bohemian Hotel Mountain Brook (VIE)	Variable	4.38%		December 2020	December 2020	25,066
Andaz Savannah(3)	Variable	3.88%		January 2019	January 2021	21,500
Westin Galleria Houston & Westin Oaks Houston at The Galleria	Variable	4.38%		May 2019	May 2021	110,000
Marriott Dallas City Center	Fixed(4)	4.05%		January 2022	January 2022	51,000
Hyatt Regency Santa Clara	Fixed(4)	3.81%		January 2022	January 2022	90,000
Hotel Palomar Philadelphia	Fixed(4)	4.14%		January 2023	January 2023	59,750
Renaissance Atlanta Waverly Hotel & Convention Center	Variable	3.98%		August 2024	August 2024	100,000
The Ritz-Carlton, Pentagon City	Variable	3.98%		January 2025	January 2025	65,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025	November 2025	62,581
Grand Bohemian Hotel Orlando	Fixed	4.53%		March 2026	March 2026	60,000
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	May 2027	115,000
Total Mortgage Loans		4.12%	(5)			$911,053
Mortgage Loan Discounts, net(6)						(239)
Unamortized Deferred Financing Costs, net						(7,728)
Senior Unsecured Credit Facility	Variable	3.38%		February 2022	February 2023	—
Term Loan $175M	Partially Fixed(7)	2.79%		February 2021	February 2021	175,000
Term Loan $125M	Partially Fixed(7)	3.28%		October 2022	October 2022	125,000
Term Loan $125M	Partially Fixed(8)	3.72%		September 2024	September 2024	125,000
Total Debt, net of mortgage loan discounts and unamortized deferred financing costs		3.83%	(5)			$1,328,086

(1)	Variable index is one-month LIBOR. Interest rates as of March 31, 2018.

(2)
The majority of loans require minimum Debt Service Coverage Ratio and/or Loan to Value maximums in order to be extended. If the requirements are met, loan extension is at the discretion of Xenia and may require payment of an extension fee.

(3)	Subsequent to quarter end, the Company paid off the mortgage loan.

(4)	A variable interest loan for which the interest rate has been fixed for the entire term.

(5)	Weighted average interest rate as of March 31, 2018.

(6)	Loan discounts upon issuance of new mortgage loan or modification.

(7)	A variable interest loan for which LIBOR has been fixed for the entire term of the loan. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(8)	A variable interest loan for which LIBOR has been fixed through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three Months Ended March 31, 2018 and 2017
($ amounts in thousands)

	Three Months Ended March 31,
	2018	2017	Change
Same-Property Revenues(1):
Room revenues	$155,948	$160,968	(3.1)%
Food and beverage revenues	86,396	87,163	(0.9)%
Other revenues	13,990	13,602	2.9%
Total same-property revenues	$256,334	$261,733	(2.1)%

Same-Property Expenses(1):
Room expenses	$37,098	$36,983	0.3%
Food and beverage expenses	52,846	53,758	(1.7)%
Other direct expenses	4,256	4,374	(2.7)%
Other indirect expenses	61,244	60,489	1.2%
Management and franchise fees	11,388	13,296	(14.4)%
Real estate taxes, personal property taxes and insurance	11,767	11,600	1.4%
Ground lease expense	975	953	2.3%
Total same-property hotel operating expenses	$179,574	$181,453	(1.0)%

Same-Property Hotel EBITDA(1)	$76,760	$80,280	(4.4)%
Same-Property Hotel EBITDA Margin(1)	29.9%	30.7%	(73	) bps

(1)
“Same-Property” includes all hotels owned as of March 31, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The following is a reconciliation of Total Revenues and Total Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses for the three months ended March 31, 2018:

	Three Months Ended March 31,
	2018	2017
Total Revenues - GAAP	$264,498	$218,460
Hotel revenues from prior ownership(a)	—	65,410
Hotel revenues from sold hotels	(8,164)	(21,473)
Other revenues	—	(664)
Total Same-Property Revenues	$256,334	$261,733

Total Hotel Operating Expenses - GAAP	$171,379	$140,471
Real estate taxes, personal property taxes and insurance	11,859	11,360
Ground lease expense, net(b)	1,455	1,221
Other (income)	(60)	(93)
Corporate-level costs and expenses	(423)	(237)
Hotel expenses from prior ownership(a)	1	42,863
Hotel expenses from sold hotels	(4,637)	(14,132)
Total Same-Property Hotel Operating Expenses	$179,574	$181,453

(a)
The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(b)	Excludes amortization of ground lease intangibles.

Xenia Hotels & Resorts, Inc.
Portfolio Data by Market
As of March 31, 2018

Market(1)	% of Hotel EBITDA(2)	Number of Hotels	Number of Rooms
Orlando, FL(2)	10%	3	1,141
Houston, TX	10%	3	1,218
Phoenix, AZ(2)	8%	2	612
San Francisco/San Mateo, CA	7%	1	688
Washington, DC-MD-VA(2)	7%	3	772
Dallas, TX	7%	2	961
Boston, MA	6%	2	466
San Jose/Santa Cruz, CA	6%	1	505
California North	5%	2	416
Atlanta, GA	4%	1	522
Other	30%	18	3,551
Total	100%	38	10,852

(1)	As defined by STR, Inc.

(2)
Percentage of 2017 Pro Forma Portfolio Hotel EBITDA. Includes periods prior to the Company's ownership of Hyatt Regency Grand Cypress in Orlando, FL, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch and Royal Palms Resort & Spa in Phoenix, AZ, and The Ritz-Carlton, Pentagon City in Washington, DC-MD-VA.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Market
For the Three Months Ended March 31, 2018 and 2017

	Three Months Ended			Three Months Ended
	March 31, 2018			March 31, 2017			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Orlando, FL	82.1%	$232.02	$190.38	81.7%	$220.85	$180.37	5.5%
Houston, TX	67.1%	186.38	125.11	69.9%	201.60	140.94	(11.2)%
Phoenix, AZ	85.7%	346.91	297.17	82.7%	348.30	287.99	3.2%
San Francisco/San Mateo, CA	85.5%	228.62	195.53	81.6%	240.47	196.14	(0.3)%
Washington, DC-MD-VA	70.5%	221.65	156.17	79.1%	246.83	195.36	(20.1)%
Dallas, TX	70.0%	193.00	135.11	68.3%	197.78	135.09	—%
Boston, MA	75.2%	197.67	148.71	69.6%	206.54	143.73	3.5%
San Jose/Santa Cruz, CA	83.9%	259.54	217.66	74.4%	267.15	198.74	9.5%
California North	72.5%	213.74	154.95	69.8%	225.18	157.09	(1.4)%
Atlanta, GA	82.7%	155.83	128.85	80.5%	154.20	124.14	3.8%
Other	68.9%	197.18	135.95	72.6%	199.04	144.54	(5.9)%
Total	74.1%	$215.24	$159.47	74.7%	$219.55	$164.06	(2.8)%

(1)
“Same-Property” includes all hotels owned as of March 31, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)	As defined by STR, Inc. Market rank based on Portfolio Data by Market as presented on prior page.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2018	2018	2018	2018	2018

Occupancy	74.1%	—	—	—	—
ADR	$215.24	—	—	—	—
RevPAR	$159.47	—	—	—	—

Hotel Revenues	$256,334	—	—	—	—
Hotel EBITDA	$76,760	—	—	—	—
Hotel EBITDA Margin	29.9%	—	—	—	—

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017

Occupancy	74.7%	78.2%	77.8%	73.4%	76.0%
ADR	$219.55	$220.11	$199.59	$208.87	$211.95
RevPAR	$164.06	$172.20	$155.20	$153.28	$161.14

Hotel Revenues	$261,733	$270,174	$234,686	$249,996	$1,016,589
Hotel EBITDA	$80,280	$89,618	$66,189	$73,668	$309,755
Hotel EBITDA Margin	30.7%	33.2%	28.2%	29.5%	30.5%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2016	2016	2016	2016	2016

Occupancy	72.8%	79.3%	77.0%	69.8%	74.7%
ADR	$215.90	$218.43	$203.27	$208.70	$211.61
RevPAR	$157.28	$173.23	$156.58	$145.66	$158.15

Hotel Revenues	$251,478	$270,206	$238,029	$238,821	$998,534
Hotel EBITDA	$73,173	$89,904	$67,037	$67,275	$297,389
Hotel EBITDA Margin	29.1%	33.3%	28.2%	28.2%	29.8%

(1)
“Same-Property” includes all hotels owned as of March 31, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth, Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, and The Ritz-Carlton, Pentagon City, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties. These amounts include pre-acquisition operating results. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.